September 27, 1999




TO:         All Limited Partners in Geodyne I-D, I-E, I-F, III-A,
            III-B and III-C Partnerships

RE:         Election to extend term of Partnership

Dear Limited Partner:

      As previously  described to you, the limited  partnership  agreements (the
"Agreements") for the above referenced Geodyne Energy Income Limited Partnerships (the "Partnerships") provide that each of the Partnerships will automatically terminate and dissolve on the following dates:

            I-D......December 31, 1999
            I-E......December 31, 1999
            I-F......December 31, 1999
            III-A....November 28, 1999
            III-B....January 24, 2000
            III-C....February 28, 2000

      The Agreements give the General Partner an option to extend the term of the Partnerships for up to five additional two year terms. The General Partner is hereby notifying you that it has elected to extend each of the above referenced Partnerships' terms for an additional two year period. Accordingly, the General Partner will file amendments to the Partnerships' Certificates of Limited Partnership extending the Partnerships' terms as follows:

            I-D......December 31, 2001
            I-E......December 31, 2001
            I-F......December 31, 2001
            III-A....November 28, 2001
            III-B....January 24, 2002
            III-C....February 28, 2002

      If you have any questions concerning the Partnerships' extension please contact Geodyne Investor Services at 918-583-1791 or 888-436-3963.


                                  Very truly yours,

                                  GEODYNE RESOURCES, INC.,
                                  General Partner


                                  Dennis R. Neill
                                  President